SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K



                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                       September 24, 1998



                   CONTINENTAL AIRLINES, INC.
     (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas            77019
  (Address of principal executive offices)             (Zip Code)


                         (713) 834-2950
      (Registrant's telephone number, including area code)
Item 5.Other Events.

On September 24, 1998, Continental Airlines, Inc. issued a press release, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release.

                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Jeffery A. Smisek
                                      Jeffery A. Smisek
                                      Executive Vice President
                                      and General Counsel


September 24, 1998

                        EXHIBIT INDEX


99.1  Press release, dated September 24, 1998.

                                                    Exhibit 99.1


CONTINENTAL AIRLINES INCREASES SIZE
OF STOCK REPURCHASE PROGRAM BY ANOTHER $100 MILLION

      HOUSTON, September 24, 1998 -- Continental Airlines (NYSE:
CAI.B and CAI.A) announced today that its Board of Directors has authorized a further $100 million increase in the size of the company's stock repurchase program, from $200 million to $300 million. The company's repurchase program authorizes the repurchase of the company's common stock and convertible securities. The company has expended approximately $185 million repurchasing its stock since the program began in March 1998.

      In announcing the latest increase in the size of the program, Larry Kellner, Continental Airlines' Chief Financial Officer, said "At recent stock prices, increasing the size of our repurchase program is the right move. We continue to have great confidence in the fundamentals of our business, both financially and operationally. With this increase in our repurchase program, we are no longer targeting the maintenance of a specific number of shares for our diluted earnings per share calculation."

      Continental Airlines currently has outstanding approximately
48.3 million Class B shares and 11.4 million Class A shares, and convertible securities (8.5% Convertible Trust Originated Preferred Securities and 6 3/4% Convertible Subordinated Notes) convertible into approximately 17.9 million Class B shares.

      The repurchases may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the market or in privately negotiated transactions. No time limit was placed on the duration of the repurchase program. Subject to applicable securities laws, such repurchases will be at times and in amounts as the company deems appropriate.


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